Exhibit 99.1

Press Release

Vuzix Reports Record 4Q and Full Year Smart Glasses Revenues

Total fourth quarter revenue increases 117% year-over-year

ROCHESTER, N.Y., March 15, 2021 - Vuzix® Corporation (NASDAQ: VUZI) (“Vuzix” or the “Company”), a leading supplier of Smart Glasses and Augmented Reality (AR) technologies and products, today reported its fourth quarter and full year financial results for the year ended December 31, 2020.

“2020 was a transformational year for both Vuzix and the AR smart glasses industry as the COVID-19 pandemic has challenged and changed the way companies, organizations and institutions conduct their operations,” said Paul Travers, President and CEO of Vuzix. “We experienced further growth in new customer acquisition around the world as more enterprise customers turned to our smart glasses for remote support, among other things, and the healthcare industry began using our smart glasses to perform and broadcast surgeries, provide virtual training, and help care for patients in the ICU, operating room and during virtual patient rounds. Customer orders and reorders were up across the board, led by demand for our M400 Smart Glasses, which paved the way for record Smart Glasses sales for Vuzix both in our fourth quarter and for the full year.”

“2020 was also a productive year for our OEM business group as we entered into several new engineering projects, one with a U.S. medical partner and two with new major defense customers. In addition, we strengthened our IP position as a preeminent supplier of next generation microLED-based display engines and waveguide-based products through our joint development and manufacturing agreement with Jade Bird Display and expansion of our patents and patents pending from 150 to 184 during the year,” concluded Mr. Travers.

The following table compares condensed elements of the Company’s summarized Consolidated Statements of Operations data for the fourth quarters and years ended December 31, 2020 and 2019, respectively. Readers should refer to our Form 10-K for the year ended December 31, 2020 for additional information as well as disclosure of important risk factors:

	Three Months Ended December 31, (unaudited - in 000s)		Twelve Months Ended December 31, (audited - in 000s)
	2020	2019	2020	2019

Sales:
Sales of Products	$3,688	$1,730	$10,081	$5,998
Sales of Engineering Services	546	222	1,501	673
Total Sales	4,234	1,952	11,582	6,671
Cost of Products and Eng. Services	3,531	6,321	9,654	11,079
Gross (Loss) Profit	703	(4,369)	1,928	(4,408)

Operating Expenses:
Research and Development	1,874	2,061	7,568	8,901
Selling and Marketing	1,154	1,199	4,040	4,216
General and Administrative	1,942	1,351	6,915	6,600
Depreciation and Amortization	535	645	2,458	2,441
Impairment of Patents and Trademarks	-	-	74	-
Total Operating Expenses	5,505	5,256	21,055	22,158

Loss from Operations	(4,802)	(9,625)	(19,127)	(26,566)

Total Other Income (Expense)	1,211	41	1,175	90

Net Loss	$(3,591)	$(9,584)	$(17,952)	$(26,476)
Loss per Share after accrued but not paid Preferred Dividends	$(0.09)	$(0.31)	$(0.53)	$(0.94)

Fourth Quarter 2020 Financial Results

For the three months ended December 31, 2020, total revenues were $4.2 million, a 117% increase over the prior year’s period. The increase was due to higher sales of both smart glasses products and engineering services.

There was an overall gross profit of $1.5 million for the three months ended December 31, 2020, before a $0.8 million inventory reserve for obsolescence, as compared to gross profit of $0.2 million for the same period in 2019, before a $4.6 million inventory reserve for obsolescence.

Research and Development expense was $1.9 million for the three months ended December 31, 2020 compared to $2.1 million for the comparable 2019 period.

Selling and Marketing expense was $1.2 million for the three months ended December 31, 2020 compared to $1.2 million for the comparable 2019 period.

General and administrative expense for the three months ended December 31, 2019 was $1.9 million versus $1.4 million in the prior year’s period.

Net cash operating loss after adding back non-cash adjustments for the fourth quarter of 2020 was $2.3 million, as compared to the prior period’s equivalent loss total of $4.0 million.

Full Year 2020 Financial Results

For the full year ended December 31, 2020, total revenues were $11.6 million, an increase of 74% over the comparable period in 2019. The increase in revenues for the year was primarily due to higher sales of both smart glasses and engineering services.

There was an overall gross profit of $3.2 million for the full year ended December 31, 2020, before a $1.3 million inventory reserve for obsolescence, as compared to overall gross profit of $0.2 million for the same period in 2019, before a $4.6 million inventory reserve for obsolescence.

Factors contributing to the gross profit increase before obsolescence reserves included higher gross margins on product and engineering services sales and the greater absorption of our manufacturing overhead costs the increase in total revenues.

Research and Development expense was $7.6 million for the full year ended December 31, 2020 compared to $8.9 million for the comparable 2019 period, a decrease of 15%, mainly the result of decreases in external consulting fees related to the M400’s development and Vuzix Blade software enhancements.

Selling and Marketing expense was $4.0 million for the full year ended December 31, 2020 compared to $4.2 million for the comparable 2019 period, a decrease of 4% that was driven by decreased trade show activities.

General and administrative expense was $6.9 million for the full year ended December 31, 2020 compared to $6.6 million for the comparable 2019 period, an increase of 5%. This was largely caused by increased stock compensation expense resulting from our temporary COVID-driven salary reduction program implemented in May 2020.

The net loss attributable to common stockholders after accrued preferred share dividends for the full year ending December 31, 2020 was $20.0 million or $0.53 cents per share versus a net loss of $28.4 million or $0.94 for the same period in 2019.

Net cash operating loss after adding back non-cash adjustments for the full year of 2019 was $12.5 million as compared to the prior year’s total loss of $17.9 million.

As of December 31, 2020, the Company maintained cash and cash equivalents of $36.0 million and an overall working capital position of $42.0 million. On a pro forma basis and excluding 2021 year-to-date operational cash burn, the cash and cash equivalents position as of March 15, 2021 stands at $60.4 million.

Management Outlook

“We are well-positioned to achieve significant year-over-year comparative revenue growth in our first quarter and throughout 2021, thanks to the growing success of our M-Series and Vuzix Blade Smart Glasses across key market verticals that include healthcare, field service, manufacturing and warehouse and logistics, as well as expected contributions from our OEM business group,” said Mr. Travers. “Further, as competitive as our current family of smart glasses are, we intend to reset the industry bar for performance and wearability as we complete the development and announce the launch of our next generation smart glasses over the balance of this year. Due to significant warrant exercises since December 2020, our revenue growth and product development objectives this year will be fortified by the strongest balance sheet in our company’s history.”

Conference Call Information

Date: Monday, March 15, 2021

Time: 4:30 p.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

A live and archived webcast of the conference call will be available on the investor relations page of the Company's website at: https://ir.vuzix.com/ or directly at https://78449.themediaframe.com/dataconf/productusers/VUZI/mediaframe/43737/indexl.html.

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers and Chief Financial Officer Grant Russell, who together will discuss operational and financial highlights for the fourth quarter and full year ended December 31, 2020.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A telephonic replay will be available for 30 days, starting on March 15, 2021, at approximately 5:30 p.m. (ET). To access this replay, please dial 877-660-6853 within the U.S. or Canada, or 201-612-7415 for international callers. The conference replay ID# is 13716773.

About Vuzix Corporation

Vuzix is a leading supplier of Smart-Glasses and Augmented Reality (AR) technologies and products for the consumer and enterprise markets. The Company's products include personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality. Vuzix holds 184 patents and patents pending and numerous IP licenses in the Video Eyewear field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2021 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in Rochester, NY, Oxford, UK, and Tokyo, Japan. For more information, visit Vuzix website,  Twitter and Facebook pages.

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Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, R&D project successes, smart glass pilot to roll-out conversion rates, future operating results, and the Company's leadership in the Smart Glasses and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Investor Relations Contact

Ed McGregor, Director of Investor Relations

Vuzix Corporation

ed_mcgregor@vuzix.com

Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, Suite A, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com